EXHIBIT 4

THE NEIMAN MARCUS GROUP, INC.

1997 INCENTIVE PLAN
(as amended through April 2, 2003)

1.     DEFINED TERMS

Appendix A, which is incorporated by reference, defines the terms used in the Plan.

2.     IN GENERAL

The Plan has been established to advance the interest of the Company by giving selected Employees, directors and other persons (including both individuals and entities) who provide services to the Company or its Affiliates equity-based or cash incentives through the grant of Awards. No Award may be granted under the Plan after September 1, 2006, but Awards previously granted may extend beyond that date.

3.     ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to carry out the purposes of the Plan. Once an Award has been communicated in writing to a Participant, the Administrator may not, without the Participant's consent, alter the terms of the Award so as to affect adversely the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m)(4)(C) of the Code, the Committee shall exercise its discretion consistent with qualifying the Award for such exception.

4.     SHARES SUBJECT TO THE PLAN

     A.     A total of 7,200,000 shares of Stock have been reserved for issuance under the Plan. The following shares of Stock will also be available for future grants:

          (i)     shares remaining under an Award that terminates without having been exercised in full (in the case of an Award requiring exercise by a Participant for delivery of Stock);

          (ii)      shares subject to an Award, where cash is delivered to a Participant in lieu of such shares;

          (iii)    shares of Restricted Stock that are forfeited to the Company;

          (iv)     shares of Stock tendered by a Participant as payment upon exercise of an Award; and

           (v)     shares of Stock held back by the Administrator, or tendered by a Participant, in satisfaction of tax withholding requirements.

Stock delivered under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

     B.     The maximum number of shares for which Stock Options may be granted to any person over the life of the Plan shall be 1,000,000. The maximum number of shares subject to SARs granted to any person over the life of the Plan shall likewise be 1,000,000. For purposes of the preceding two sentences, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m) of the Code. The aggregate maximum number of shares of Stock delivered to any person over the life of the Plan pursuant to Awards that are not Stock Options or SARs shall also be 1,000,000. Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares then available for Awards under the Plan.

5.     ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

6.     RULES APPLICABLE TO AWARDS

       A.     ALL AWARDS

       (1)     Performance Objectives. Where rights under an Award depend in whole or in part on attainment of performance objectives, actions by the Company that have an effect, however material, on such performance objectives or on the likelihood that they will be achieved will not be deemed an amendment or alteration of the Award unless accomplished by a change in the express terms of the Award or other action that is without substantial consequence except as it affects the Award.

        (2)     Alternative Settlement. The Company retains the right at any time to extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 4) or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

        (3)     Transferability of Awards.. Except as the Administrator otherwise expressly provides, Awards (other than an Award in the form of an outright transfer of cash or Unrestricted Stock) may not be transferred other than by will or by the laws of descent and distribution and, during a Participant's lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant's incapacity, the person or persons legally appointed to act on the Participant's behalf).

        (4)     Vesting, Etc. The Administrator may determine the time or times at which an Award will vest (i.e., become free of restrictions) or become exercisable. Unless the Administrator expressly provides otherwise, an Award requiring exercise will cease to be exercisable, and all other Awards to the extent not already fully vested will be forfeited, immediately upon the cessation (for any reason, including death) of the Participant's employment or other service relationship with the Company and its Affiliates.

        (5)     Taxes.. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares from an Award or permit a Participant to tender previously owned shares in satisfaction of tax withholding requirements.

        (6)     Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of dividends or other distributions with respect to Stock subject to an Award.

        (7)     Rights Limited. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, nor any rights as a stockholder except as to shares actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

        (8)     Section 162(m). In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m)(4)(C) of the Code, the Plan and such Award shall be construed in a manner consistent with qualifying the Award for such exception.

      B.     AWARDS REQUIRING EXERCISE

      (1)     Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

        (2)     Payment of Exercise Price, If Any. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment either at or after the time of the Award, subject to the following: (a) unless the Administrator expressly provides otherwise, all payments will be by cash or check acceptable to the Administrator; and (b) where shares issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

        (3)     Reload Awards. The Administrator may provide that upon the exercise of an Award through the tender of previously owned shares of Stock, the Participant or other person exercising the Award will automatically receive a new Award of like kind covering a number of shares determined by reference to the number of shares tendered in payment of the exercise price of the first Award.

     C.     AWARDS NOT REQUIRING EXERCISE

Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the awarded shares, or (ii) cash or other property having a value not less than the par value of the awarded shares plus such additional amounts (if any) as the Administrator may determine payable in such combination of cash, other property (of any kind) or services as the Administrator may determine.

7.     EFFECT OF CERTAIN TRANSACTIONS

       A.     CHANGES IN DISTRIBUTIONS WITH RESPECT TO THE STOCK

       (1)     Basic Antidilution Provisions. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4.A. and to the maximum share limits described in Section 4.B., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

        (2)     Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account (i) distributions to common stockholders other than stock dividends or normal cash dividends, (ii) mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or (iii) any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided that no such adjustment shall be made to the maximum share limits described in Section 4.B., or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m)(4)(C) of the Code, except to the extent consistent with that exception.

        B.     CHANGE OF CONTROL

      Except as provided otherwise below in this paragraph or in an Award Agreement at the time an Award is granted, notwithstanding anything to the contrary in this Plan, upon any Change of Control of the Company, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any Award shall be automatically accelerated or waived so that

        (1)     if no exercise of the Award is required, the Award may be realized in full at the time of the occurrence of the Change of Control (the "Effective Time"), or

        (2)    if exercise of the Award is required, the Award may be exercised at the Effective Time, provided, however, that in the case of the events described in clauses (i) and (iv) of the definition of a Change of Control below, all Awards requiring exercise that are not exercised at the Effective Time shall lapse and all rights thereunder shall be forfeited immediately after the Effective Time if the Participants holding such Awards have received written notice at least 15 days prior to the Effective Time of their rights to exercise their Awards at the Effective Time;

provided, however, that in the event all outstanding Awards are replaced as of the Effective Time by comparable types of awards of greater or at least substantially equivalent value, as determined by the Administrator in its sole discretion, no such automatic acceleration or waiver (and corresponding lapse and forfeiture of Awards as provided in (2) above) shall occur except to the extent the Administrator, in its sole discretion, provides for such acceleration, waiver, lapse or forfeiture with respect to any Award or unless such acceleration, waiver, lapse or forfeiture is expressly provided for in connection with such replacement.

        A Change of Control shall be deemed to have occurred for purposes of the Plan:

        (i)     upon the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation that would result in the stockholders of the Company immediately prior thereto owning voting securities immediately thereafter (either by the securities such stockholders owned immediately prior thereto remaining outstanding or by the securities such stockholders owned immediately prior thereto being converted into voting securities of the surviving entity) representing more than 50% of the combined voting power of the voting securities of the Company, the acquiring entity or such surviving entity, as the case may be, outstanding immediately after such merger or consolidation;

        (ii)     if any person or group (as used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 40% of (a) the shares of the Company's Class B Common Stock then outstanding or (b) the combined voting power (other than in the election of directors) of all voting securities of the Company then outstanding;

        (iii)     if, during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors, and any director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than death or disability) to constitute at least a majority thereof; or

        (iv)     the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets, other than a liquidation of the Company into a wholly-owned subsidiary.

8.     CONDITIONS ON DELIVERY OF STOCK

       The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares previously delivered under the Plan until: the Company's counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

9.     AMENDMENT AND TERMINATION

       Subject to the second sentence of Section 3, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code or for Awards to be eligible for the performance-based exception under Section 162(m)(4)(C) of the Code.

10.     NON-LIMITATION OF THE COMPANY'S RIGHTS

        The existence of the Plan or the grant of any Award shall not in any way affect the Company's right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.     GOVERNING LAW

        The Plan shall be construed in accordance with the laws of the State of Texas.

APPENDIX A

DEFINITION OF TERMS

     The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

          "Administrator": The Committee, if one has been appointed; otherwise the Board.

          "Affiliate": Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

          "Award": Any of the following:

          (i)     Options ("Stock Options") entitling the recipient to acquire shares of Stock upon payment of the exercise price. Each Stock Option (except as otherwise expressly provided by the Committee consistent with continued qualification of the Stock Option as a performance-based award for purposes of Section 162(m) of the Code, or unless the Committee expressly determines that such Stock Option is not subject to Section 162(m) of the Code or that the Stock Option is not intended to qualify for the performance-based exception under Section 162(m) of the Code), will have an exercise price not less than the fair market value of the Stock subject to the Option, determined as of the date of grant, except that an ISO granted to an Employee described in Section 422(b)(6) of the Code will have an exercise price not less than 110% of such fair market value. The Administrator will determine the medium in which the exercise price is to be paid, the duration of the Option, the time or times at which an option will become exercisable, provisions for continuation (if any) of option rights following termination of the Participant's employment with the Company and its Affiliates, and all other terms of the Option. No Stock Option awarded under the Plan will be an ISO unless the Administrator expressly provides for ISO treatment.

          (ii)     Rights ("SARs") entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

          (iii)     Stock subject to restrictions ("Restricted Stock") under the Plan requiring that the Stock revert to the Company if specified conditions are not satisfied. The conditions to be satisfied in connection with any Award of Restricted Stock, the terms on which such Stock will revert to the Company, the purchase price of such Stock, and all other terms shall be determined by the Administrator.

          (iv)     Stock not subject to any restrictions under the Plan ("Unrestricted Stock").

          (v)     A promise to deliver Stock or other securities in the future on such terms and conditions as the Administrator determines.

          (vi)     Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines.

          (vii)     Cash bonuses tied to performance criteria as described at (viii) below ("Cash Performance Awards").

          (viii)     Awards described in any of (i) through (vii) above where the right to exercisability, vesting or full enjoyment of the Award is conditioned in whole or in part on the satisfaction of specified performance criteria ("Performance Awards"). The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m)(4)(C) of the Code and Performance Awards that are not intended so to qualify. No more than $2,000,000 may be paid to any individual with respect to any Cash Performance Award. In applying the limitation of the preceding sentence:

                    (A)  multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one $2,000,000 limit, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of $2,000,000. With respect to any Performance Award other than a Cash Performance Award, Stock Option or SAR, the maximum award opportunity shall be 1,000,000 shares or their equivalent value in cash, subject to the limitations of Section 4B. For the avoidance of doubt, any Performance Award of a type described in (i) through (vi) above shall be treated for purposes of this paragraph as a Performance Award that is not a Cash Performance Award, even if payment is made in cash.

        In the case of a Performance Award intended to qualify as performance-based for the purposes of Section 162(m)(4)(C) of the Code, the Committee shall in writing preestablish a specific performance goal (based solely on one or more qualified performance criteria) no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the award as performance-based under Code Section 162(m)(4)(C)). For purposes of the Plan, a qualified performance criterion is any of the following: (1) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis), (2) return on equity, (3) return on assets, (4) revenues, (5) sales, (6) expenses, (7) one or more operating ratios, (8) stock price, (9) stockholder return, (10) market share, (11) cash flow, (12) inventory levels or inventory turn, (13) capital expenditures, (14) net borrowing, debt leverage levels or credit quality, (15) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions or (16) any combination of the foregoing. The performance goals selected in any case need not be applicable across the Company, but may be particular to an individual's function or business unit. Prior to payment of any Performance Award intended to qualify as performance-based under Section 162(m)(4)(C) of the Code, the Committee shall certify whether the performance goal has been attained and such determination shall be final and conclusive. If the performance goal is not attained, no other Award shall be provided in substitution of the Performance Award.

          (ix)     Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant. The terms of any such grant or loan shall be determined by the Administrator.

          Awards may be combined in the Administrator's discretion.

          "Board": The Board of Directors of the Company.

          "Code": The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect.

          "Committee": A committee of the Board comprised solely of two or more outside directors within the meaning of Section 162(m) of the Code. The Committee may delegate ministerial tasks to such persons (including Employees) as it deems appropriate.

          "Company": The Neiman Marcus Group, Inc., a Delaware corporation.

          "Employee": Any person who is employed by the Company or an Affiliate.

          "ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

          "Participant": An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

          "Plan": The Neiman Marcus Group, Inc. 1997 Incentive Plan as from time to time amended and in effect.

          "Stock": Class A Common Stock of the Company, par value $.01 per share.